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                                                                      Exhibit 99

[Logo of AK Steel]

                                  NEWS RELEASE

Contact: Alan H. McCoy, Vice President, Public Affairs (513) 425-2826 James L. Wainscott, Senior Vice President & CFO (513) 425-5392



        AK Steel Ends Lockout, Begins Employee Recall at Mansfield Works

MIDDLETOWN, OH, December 10, 2002--AK Steel (NYSE: AKS) said today that it has notified the International United Steelworkers of America (USWA) that it will begin an orderly recall of hourly production and maintenance employees to the Mansfield Works. AK Steel has been operating the plant with temporary replacement employees since September of 1999, following the expiration of a collective bargaining agreement between the union and the company.

         "The lockout is over, and we look forward to the process of welcoming our returning workforce to the operation of AK Steel's world class Mansfield Works," said Richard M. Wardrop, Jr., chairman, president and chief executive officer of AK Steel. "It is our hope that our hourly Mansfield employees, who have never worked for AK Steel, nor at Mansfield Works under our ownership, will dedicate themselves to the important task of quickly adapting to AK Steel's safety, quality and productivity headset," Mr. Wardrop said.

         AK Steel said the International USWA notified the company in writing December 5, 2002, that it had agreed in principle to certain items previously in dispute from the comprehensive proposal the company proffered in July of this year. The company said it was moving forward with the recall in good faith with the expectation that the company and union can now reach full agreement on the appropriate written contract language in the near future.

         AK Steel said the first of the employees to be recalled were sent notification letters today. Recalled employees will begin a comprehensive safety, quality and operational training program. Approximately 30 hourly production and maintenance employees will be recalled initially. The company said normally scheduled plant operations would continue during the recall transition period.

         With headquarters in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. The company has about 10,700 employees in plants and offices in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania.

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